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                                                                   EXHIBIT 10.15

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


         THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made this 22nd day of July, 1996, by and between DENTICATOR INTERNATIONAL, INC., a Missouri corporation ("Corporation") and JOSE L. MENDOZA, an individual residing at 821 Valvista Way, Auburn, California 95603 ("Employee").


                                  WITNESSETH:

         WHEREAS, Corporation is principally engaged in the business of manufacturing and distributing dental products, and Employee has substantial experience in such industry, and has been the principal executive officer of Corporation's predecessor for approximately five (5) years;

         WHEREAS, Employee desires to be employed by Corporation and Corporation desires to secure Employee's services; and

         WHEREAS, employee has executed an Agreement to Assign Inventions dated as of the date hereof, in form and in substance satisfactory to Corporation, a copy of which is attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the adequacy of which is hereby acknowledged, Corporation and Employee hereby agree as follows.

                                 I.  EMPLOYMENT

         Corporation employs Employee, and Employee accepts employment by Corporation, upon all of the terms and conditions set out in this Agreement.

                            II. POSITIONS AND DUTIES

         2.1 POSITIONS. Employee shall serve as President and Chief Executive Officer of Corporation during the term of this Agreement.

         2.2 DUTIES, RESPONSIBILITIES AND INVOLVEMENT. Employee's duties, responsibilities and involvement shall include, without limitation, the supervision and oversight of the day to day operations of Corporation, including the performance of all duties typically vested in the chief executive officer of a corporation, all to the extent and in the manner prescribed by the Bylaws of Corporation and the Board of Directors of Corporation. Employee shall report to the Board of Directors of Corporation.

         2.3 COMMITMENT TO CORPORATION. Employee shall devote his full business time, attention and energies to the business of Corporation and to the performance of his responsibilities hereunder, provided, however, that Employee may devote a portion of his time to other business interests, so long as such interests do not unreasonably interfere with Employee's performance of his obligations hereunder.
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         2.4  COMPLIANCE.  Employee agrees to abide by the Articles of
Incorporation and By-Laws of Corporation and such reasonable directions as are given from time to time by the Board of Directors of Corporation which are not inconsistent with this Agreement.

                            III.  TERM OF EMPLOYMENT

         3.1 TERM. The term of Employee's employment under this Agreement (the "Term") shall commence on July 22, 1996, and shall continue for a period of three (3) years until midnight on July 21, 1999, unless sooner terminated as provided in this Agreement; provided that the Term will be automatically extended for successive one (1) year periods on each termination date unless, at least sixty (60) days prior to such termination date, either party notifies the other party in writing that this Agreement will be terminated on such termination date.

                               IV.  COMPENSATION

         4.1 BASE PAY. For all services rendered by Employee to Corporation in any capacity, Employee shall be entitled to receive compensation at the rate determined in accordance with the provisions of the attached Schedule 4.1 ("Base Pay"). Such compensation shall be payable in accordance with Corporation's normal payroll procedures as determined from time to time by the Board of Directors of Corporation.

         4.2 WITHHOLDING. All payments of compensation shall be less such amounts as are required to be withheld by federal, state or local law.

         4.3 ADDITIONAL COMPENSATION. As consideration for the noncompetition provisions contained in Article XII of this Agreement, Employee shall be entitled to receive cash in the amount of, in the aggregate, Three Hundred Five Thousand Dollars ($305,000) (the "Noncompete Payment"). Employee shall receive the Noncompete Payment in four (4) equal installments of Seventy Six Thousand Two Hundred Fifty Dollars ($76,250) commencing on July 22, 1996, and thereafter on October 22, 1996, January 22, 1997 and April 22, 1997.

                 4.3.1  REDUCTIONS TO NONCOMPETE PAYMENT.

                          4.3.1.1 REDUCTION PURSUANT TO INDEMNIFICATION CLAIMS.
                 In the event that Young Innovations, Inc., a Missouri corporation ("Young") or an affiliate of Young, is entitled to receive any amounts pursuant to the indemnification provisions contained in that certain Asset Purchase Agreement dated July 22, 1996 by and among Employee, Young, Bio Dental Technologies Corp. ("Bio Dental") and Denticator International, Inc. (the "Indemnification Amount"), and Employee is still entitled to receive all or a portion of the Noncompete Payment, then, to the extent possible, twenty-five percent (25%) of the Indemnification Amount shall be charged against the Noncompete Payment. The Indemnification Amount charged against the Noncompete Payment, however, shall in no event exceed the remaining unpaid balance of the Noncompete Payment and Employee's liability under this Section 4.3.1.1 shall be limited to the remaining unpaid balance of the Noncompete Payment.

                          4.3.1.2 REDUCTION PURSUANT TO CHANGES IN NET WORKING CAPITAL. In the event that the Net Working Capital (as defined below) of Denticator International, Inc., a California corporation and the predecessor to Corporation ("Denticator"), as reflected on the balance sheet of Denticator dated as of July 22, 1996, is less than





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                 $471,783.00 (the Net Working Capital of Denticator at
                 March 31, 1996), then, to the extent possible, fifty percent (50%) of such difference shall be charged against the Noncompete Payment. For purposes of this provision, the term Net Working Capital means the difference between the current assets and the current liabilities of Denticator reflected on its balance sheet, adjusted, however, to (i) delete from such balance sheet all amounts owed by Bio Dental to Denticator or by Denticator to Bio Dental except amounts owing for goods purchased in the ordinary course of business, and (ii) include in current liabilities all outstanding indebtedness (whether short-term or long-term) of Seller to Bank of California. The amount charged against the Noncompete Payment pursuant to this provision, however, shall in no event exceed the remaining unpaid balance of the Noncompete Payment and Employee's liability under this Section 4.3.1.2 shall be limited to the remaining unpaid balance of the Noncompete Payment.

                           V.  BONUS STOCK; INSURANCE

         5.1 PERFORMANCE BASED BONUS STOCK; SHAREHOLDER AGREEMENT. Pursuant to the terms of this Agreement, Employee shall be entitled to receive shares of the common stock (the "Bonus Stock") of Young with a value, in the aggregate, of Eight Hundred Thousand Dollars ($800,000), with such valuation being measured at the time Employee becomes entitled to receive the Bonus Stock. Prior to, and as a condition to, receiving the Bonus Stock, Employee shall have executed a Shareholder Agreement (the "Shareholder Agreement") in substantially the form of Exhibit B attached hereto.

         5.2 RECEIPT OF BONUS STOCK. Employee shall be entitled to receive the Bonus Stock on July 22, 1998 (the "Granting Date").

         5.3 VALUATION OF SHARES. On the Granting Date, Corporation shall perform a valuation in accordance with the following to determine the then applicable value of the common stock of Young:

         (a) If, on the Granting Date, the common stock of Young is listed on a national securities exchange, the value of such common stock shall be the closing price of the common stock of Young on such exchange on the last trading date prior to the Granting Date;

         (b) If, on the Granting Date, the common stock of Young is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the value of such common stock shall be the last reported sale price prior to the Granting Date;

         (c) If, on the Granting Date, the common stock of Young is not listed on a national securities exchange or quoted on NASDAQ, but an active trading market exists with respect to such common stock, the value of such common stock shall be the last reported sale price in such market prior to the Granting Date; or

         (d) If neither (a), (b) or (c) above shall apply, the value of the common stock of Young shall be determined as follows:

                        1. By mutual agreement between Corporation and Employee as to the value of such common stock.





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                          2.  If Corporation and Employee cannot reach mutual
                 agreement as to the value of the common stock of Young, then an independent appraiser or valuation firm that is acceptable to both Corporation and Employee shall be engaged to establish the value of such common stock, and such valuation shall be conclusive and binding upon Corporation and Employee.

                          3. If Corporation and Employee cannot mutually agree to the value of the common stock of Young or as to a mutually acceptable appraiser or valuation firm, then Corporation and Employee shall each select a qualified independent appraiser or valuation firm, who in turn shall select a third independent appraiser or valuation firm who shall be responsible for determining the value of the such common stock, and such valuation shall be conclusive and binding upon Corporation and Employee.

         In the event that the value of the common stock of Young is determined pursuant to Subparagraph (d) above, the costs of such valuation shall be divided equally between Corporation and Employee.

         The determination of value of the common stock of Young pursuant to subparagraphs (a), (b) and (c) above shall be made in good faith by Young's Board of Directors, whose decision shall be final and binding on all parties.

         5.4 CALCULATION OF NUMBER OF SHARES. Employee shall be entitled to receive that number of shares of Bonus Stock (rounded down to the nearest whole share with Employee receiving cash in lieu of any fractional share) as determined by dividing Eight Hundred Thousand Dollars ($800,000) by the per share price of common stock of Young as determined pursuant to Section 5.3.

         5.5 REPURCHASE BY CORPORATION. Employee shall have the right to require Corporation to repurchase from Employee up to forty percent (40%) of the Bonus Stock (rounded down to the nearest whole share) distributed to Employee on the Granting Date. Employee shall provide written notice to Corporation of Employee's intention to exercise such right at least ten (10) days prior to the Granting date and such notice shall state what percentage of the Bonus Stock that Corporation shall be required to repurchase. Corporation shall, within five (5) days after the completion of the valuation pursuant to
Section 5.3 hereof, repurchase such Bonus Stock. The repurchase price of each share of the Bonus Stock repurchased shall be the same price per share at which the Bonus Stock was valued with respect to the Granting Date. Upon such repurchase, Corporation shall deliver to Employee its check for the repurchased Bonus Stock, together with a certificate for the number of shares of Bonus Stock to be received by Employee.

         5.6 RESTRICTIONS ON TRANSFER UNDER SHAREHOLDER AGREEMENT. Employee recognizes that so long as Young is not required to file reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), Employee shall be subject to the terms and conditions of the Shareholder Agreement, and Employee may not, except under certain circumstances, sell, transfer or otherwise dispose of the Bonus Stock.

         5.7 STOCK UNREGISTERED; SECURITIES ACT MATTERS. Employee has been advised by Corporation that (i) the Bonus Shares have not been registered under the Securities Act of 1933 (the "Securities Act"); (ii) the Bonus Shares may not be sold, transferred or otherwise disposed of by Employee unless the offer and sale of the Bonus Shares is subsequently registered under the Securities Act or an exemption from such registration is available; (iii) there is not currently any public market for the Bonus Shares; (iv) Rule 144 promulgated under the Securities Act is not available to authorize





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the sale by Employee at this time of any securities of Corporation including the Bonus Shares and Corporation has made no representation as to the future availability of such Rule for such a purpose; (v) when and if the Bonus Shares may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in accordance with the terms and conditions of such Rule; (vi) if the Rule 144 exemption is not available, public offer or sale without registration will require the availability of an exemption under the Securities Act; (vii) a restrictive legend in the form heretofore set forth will be placed on the certificates representing the Bonus Shares; and (viii) a notation will be made in the appropriate records of Young indicating that the Bonus Shares are subject to restriction on transfer and, if Young should at some time in the future engage the services of a stock transfer agent, appropriate stop transfer restrictions will be issued to such transfer agent with respect to the Bonus Shares.

         5.8 LEGENDS. Any certificate representing Bonus Stock issued pursuant to this Article V shall bear the following legends:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

                 "THIS CERTIFICATE MAY BE SOLD OR TRANSFERRED ONLY UPON COMPLIANCE WITH THE TERMS AND CONDITIONS OF AN AGREEMENT DATED __________, 1998, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION."

         5.9 TERM LIFE INSURANCE. Corporation shall purchase and keep in effect until the Granting Date a term life insurance policy on the life of Mendoza in the amount of $800,000 (the "Policy"), with the beneficiary to be named by Mendoza; provided, that if Mendoza does not name a beneficiary, Mendoza's spouse shall be the beneficiary. Notwithstanding the foregoing sentence, Corporation shall not be obligated to purchase the Policy if the life of Mendoza is, for any reason, not insurable, or not insurable for premiums less than $5,000 per year.

                              VI.  FRINGE BENEFITS

         Employee shall be entitled to participate with other employees of Corporation, so long as Employee meets the applicable eligibility requirements, in such employee fringe benefit plans as may be authorized and adopted from time to time by the Board of Directors of Corporation. Corporation may furnish, withdraw or modify such other benefits for Employee as the Board of Directors of Corporation shall determine from time to time within its discretion.





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                                 VII.  EXPENSES

         Reasonable expenses incurred and paid by Employee for promoting the business of Corporation, including expenses for transportation, promotion, entertainment, travel, telephone, and similar items, shall be subject to reimbursement to the extent authorized for reimbursement by Corporation in accordance with reasonable rules and regulations adopted by the Board of Directors. Such expenses as are so authorized for reimbursement shall be paid for by Corporation or reimbursed to Employee upon Employee's presenting to Corporation an itemized expense statement with respect thereto.

                            VIII.  DEATH OF EMPLOYEE

         In the event of Employee's death during the Term of this Agreement (whether Employee is then actively engaged in the performance of services for Corporation or is being compensated for disability), this Agreement shall terminate immediately and Employee's estate shall be entitled to receive from Corporation, in full satisfaction of Corporation's obligations to Employee, a lump sum in an amount equal to the Base Pay due Employee up to the date of Employee's death plus any portion of the Noncompete Payment that has not been paid to Employee. In the event of Employee's death prior to the Granting Date, Employee's estate shall not be entitled to receive any portion of the Bonus Stock or cash in lieu of the Bonus Stock.

                         IX.  TERMINATION OF EMPLOYMENT

         9.1 TERMINATION BY CORPORATION. Corporation may terminate Employee's employment pursuant to this Agreement as follows:

                 A. TERMINATION UPON DISABILITY. The Board of Directors of Corporation may terminate Employee's employment hereunder if, as a result of Employee's incapacity resulting from physical or mental illness, Employee shall have been unable to perform his duties hereunder for a period of more than sixty (60) consecutive days or one hundred twenty (120) days, whether or not consecutive, during any twelve-month period.

                 B. TERMINATION FOR CAUSE. The Board of Directors of Corporation may terminate Employee's employment hereunder without any prior notice for "Cause" only upon commission by Employee of a crime of moral turpitude or the willful and continued failure by Employee to perform his duties to Corporation, including, without limitation, the commission by Employee of acts of gross negligence, dishonesty or misconduct, and/or failure to comply with his obligations under this Agreement (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for performance is delivered by the Board of Directors of Corporation, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties to Corporation or complied with his obligations under this Agreement.

                 C. EFFECT OF TERMINATION UNDER SUBSECTION (A). In the event that Employee's employment terminates as a result of a disability pursuant to Subsection (A) above, Corporation shall pay to Employee or Employee's representatives, in full satisfaction of its obligations to Employee, a lump sum payment equal to the sum of (i) the Base Pay due Employee through the date of termination pursuant to Subsection (A) above, (ii) any portion of the Noncompete Payment that has not been paid to Employee and (iii) if such termination occurs prior to the Granting Date, cash equal to $800,000 times a fraction, the numerator of





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         which is the number of days between the date of this Agreement and the date of such termination, and the denominator of which is 730.

                 D. EFFECT OF TERMINATION UNDER SUBSECTION (B). In the event that Employee's employment is terminated at any time by the Board of Directors of Corporation pursuant to Subsection (B) above, Corporation shall pay Employee, in full satisfaction of its obligations to Employee, all Base Pay due Employee up through the date such termination occurs and any portion of the Noncompete Payment that has not been paid to Employee.

         9.2 TERMINATION BY EMPLOYEE. Employee may terminate Employee's employment pursuant to this Agreement in the event that Corporation, during the Term of this Agreement, has failed to perform its obligations hereunder, and has not cured such failure within sixty (60) days after written notice by Employee of such failure.

         In the event of any termination by Employee pursuant to this Section 9.2, or by Corporation other than pursuant to Article VIII or Section 9.1, Corporation shall pay Employee as full satisfaction of its obligations to Employee the Base Pay owed to Employee by Corporation through the date of such termination plus a lump sum equal to the sum of the aggregate amount of (i) Employee's Base pay for the lesser of (y) twelve (12) months, or (z) the remainder of the Term as if the Agreement had not been so terminated; (ii) the unpaid balance, if any, of the Noncompete Payment; and (iii) if such termination occurs prior to the Granting Date, then either (y) cash, in lieu of the Bonus Stock, in an amount equal to Four Hundred Thousand Dollars ($400,000), if such termination occurs during the first twelve (12) month period of the Term, or (z) cash, in lieu of the Bonus Stock, in an amount equal to Eight Hundred Thousand Dollars ($800,000), if such termination occurs during the second twelve (12) month period of the Term.

         In the event of any termination by Employee other than pursuant to this Section 9.2, Corporation shall pay Employee, in full satisfaction of its obligations to Employee, all Base Pay due Employee up through the date of such termination.

         9.3 COOPERATION BY EMPLOYEE. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of Employee's pending work on behalf of Corporation and the orderly transfer of any such pending work to such other employees of Corporation as may be designated by Corporation; and to that end, Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.

                             X.  FILES AND RECORDS

         All files, records, reports and other documents concerning customers of Corporation or any of its Affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act), including, without limitation, clients and customers consulted, interviewed or served by Employee during the term of this Agreement shall belong to and remain the property of Corporation or its Affiliates.

                         XI.  CONFIDENTIAL INFORMATION

         11.1 NONDISCLOSURE BY EMPLOYEE. Employee will not, except for the purpose of benefiting Corporation or its Affiliates, during Employee's employment with Corporation, and Employee will not under any circumstances at any time after termination of Employee's employment, directly or





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indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to, any other person, firm or corporation, any secret or confidential information, knowledge or data of Corporation or its Affiliates or that of third parties obtained by Employee during the period of his employment with Corporation and such information, knowledge or data includes, without limitation, the following:

         (a) Secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, manufacturing techniques, inventions, computer programs, and similar items or research projects involving such items;

         (b) Secret or confidential matters of a business nature such as, but not limited to, information about costs, purchasing, profits, market, sales or customers; or

         (c) Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

         11.2 SURRENDER OF INFORMATION. Employee, upon termination of his employment with Corporation, or at any other time upon Corporation's written request, shall deliver promptly to Corporation all letters, notes, notebooks, reports, computer programs and similar items, memoranda, lists of customers and all other materials and copies thereof relating in any way to Corporation's or its Affiliates' business which contain confidential information and which were in any way obtained by Employee during the term of his employment with Corporation which are in his possession or under his control. Employee will not make or retain any copies of any of the foregoing and will so represent to Corporation upon termination of his employment.

         11.3 NOTIFICATION OF SUBSEQUENT EMPLOYERS. Corporation may notify any person, firm or corporation employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.

         11.4 REMEDIES. Employee understands and acknowledges that such confidential information or other commercial ideas mentioned herein are unique and that the disclosure or use of such matters or any other secret or confidential information other than in furtherance of the business of Corporation would reasonably be expected to result in irreparable harm to Corporation or its Affiliates and that in addition to whatever other remedies Corporation and/or its successors or assigns may have at law or in equity, Employee specifically covenants and agrees that, in the event of default under or breach of this Agreement, Corporation and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, of the foregoing covenants and promises by Employee, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement, Employee hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement, including reasonable attorneys' fees as determined by a court of competent jurisdiction.

                        XII.  LIMITATION ON COMPETITION

         12.1 NONCOMPETITION AGREEMENT. During the period of employment and for a period of two (2) years after expiration or termination of this Agreement for any reason, Employee shall not, within North America, directly or indirectly, as an owner, employee, consultant, sole proprietor or otherwise, individually or collectively, acquire an interest in, become an employee of, or consultant





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

to, a person, corporation or other entity which engages in manufacturing, marketing, licensing others to manufacture or market or otherwise engages in a business substantially similar to that of Corporation or its Affiliates, including, without limitation, a dental manufacturing or distribution business. Employee agrees that the geographic area, in light of the character of the industry, and the duration of this limitation, are reasonable under the circumstances, considering Employee's position with Corporation and other relevant factors.

         12.2 NONSOLICITATION AGREEMENT. Employee will not, either during employment and for a period of two (2) years after expiration or termination of this Agreement for any reason, directly or indirectly, either for himself or for any other person, firm, or corporation, take any action or perform any services which are designed to or in fact does call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers of Corporation or its Affiliates. This prohibition includes customers existing at the present time or past customers solicited, sold to, or served by Corporation or its Affiliates during the lesser of (i) the period of Employee's employment by Corporation, or (ii) two (2) years.

         12.3 NON-HIRE AGREEMENT. Employee will not, either during employment and for a period of two (2) years after expiration or termination of this Agreement for any reason, directly or indirectly, either for himself or for any other person, firm or corporation, induce, employ or attempt to employ any person who is at that time, or has been within six (6) months immediately prior thereto, employed by Corporation or its Affiliates.

         12.4 REMEDIES. It is further agreed that, if Employee shall violate the foregoing prohibitions, Corporation shall be entitled to seek specific performance of these covenants, and Employee shall pay all costs and attorneys' fees, as determined by a court of competent jurisdiction, incurred by Corporation in enforcing the aforesaid covenants if Corporation is successful in so doing after a final adjudication of the matter. If any of the foregoing covenants is not enforceable to the full extent provided, it shall be and remain enforceable to the extent permitted by law, and a court is authorized by the parties to modify such covenant to make it reasonable and, as so modified, enforce it.

         12.5 TERMINATION OF PROVISIONS. Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Article XII shall remain in full force and effect (including any extensions or renewals provided for hereunder). However, in the event that this Agreement is terminated as a result of Corporation filing for bankruptcy, having an involuntary bankruptcy or receivership petition filed against Corporation which is not dismissed within sixty (60) days, ceasing operations, dissolving or becoming insolvent, the provisions of this Article shall be null and void.

                               XIII.  ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association at a mutually convenient location agreed to by the parties or the arbitrators, and the parties hereby agree to be bound by the results thereof. Each party shall choose one arbitrator and a third arbitrator shall be chosen by the two arbitrators so chosen by the parties. A judgment upon any award rendered by a majority opinion of the arbitrators so chosen may be entered in any court having jurisdiction thereof.





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                            XIV.  GENERAL PROVISIONS

         14.1 WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

         14.2 SEVERABILITY. Should any one or more sections of this Agreement be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.

         14.3 NOTICES. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Employee or to Corporation c/o Young at its principal office at 13705 Shoreline Court East, Earth City, Missouri 63045, or such other place as it may subsequently designate in writing.

         14.4 GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the internal laws of the State of California.

         14.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

         14.6 COUNTERPARTS. This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.

         14.7 ASSIGNABILITY. Neither party shall have the right to assign this Agreement without the consent of the other party.

         14.8 SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         14.9 ENTIRE AGREEMENT. This is the entire and only agreement between the parties respecting the subject matter hereof. This Agreement may be modified only by a written instrument executed by all parties hereto.





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         IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed by a duly authorized officer, and Employee has executed this Agreement as of the date first written above.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                        DENTICATOR INTERNATIONAL, INC.



                                        By: /s/ George E. Richmond
                                            -------------------------------
                                        Name: George E. Richmond
                                              -----------------------------
                                        Its: Vice President
                                             ------------------------------


                                        EMPLOYEE:


                                        /s/ Jose L. Mendoza
                                        -----------------------------------
                                        JOSE L. MENDOZA

                                   EXHIBIT A


[Copy of Agreement to Assign Inventions]

                                   EXHIBIT B


[Form of Shareholder Agreement]

                                  SCHEDULE 4.1


         This constitutes Schedule 4.1 to the Employment and Noncompetition Agreement dated July 22, 1996 between DENTICATOR INTERNATIONAL, INC., a Missouri corporation ("Corporation") and JOSE L. MENDOZA, an individual residing at 821 Valvista Way, Auburn, California 95603 ("Employee").


                                  COMPENSATION

         Employee shall receive, as Base Pay, One Hundred Twenty Thousand Dollars ($120,000.00) per year.